UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

Avanir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15803	33-0314804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Enterprise, Suite 400,

Aliso Viejo, California 92656

(Address of principal executive offices, including zip code)

(949) 389-6700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 1, 2014, Avanir Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Avanir”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Otsuka Pharmaceutical Co., Ltd., a Japanese joint stock company (“Parent”), and Bigarade Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), pursuant to which, and on the terms and subject to the conditions thereof, among other things, Acquisition Sub will commence a tender offer (“Offer”) as soon as practicable after the date of the Merger Agreement, but in no event later than ten business days after the date of the Merger Agreement, to acquire all of the outstanding shares of common stock of the Company (the “Company Shares”) at a purchase price of $17.00 per Company Share net to the holder thereof in cash, subject to reduction for any applicable withholding taxes, without interest (the “Offer Price”). The Offer is not subject to a financing condition.

Acquisition Sub’s obligation to purchase the Company Shares validly tendered pursuant to the Offer is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including (i) the expiration or termination of any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) that the number of Company Shares validly tendered and not withdrawn in accordance with the terms of the Offer, together with the Company Shares then owned by Parent, Acquisition Sub and their respective controlled affiliates, represents at least a majority of all then outstanding Company Shares (not including Company Shares tendered pursuant to guaranteed delivery procedures), (iii) the absence of any law or order by any governmental authority that would make illegal or otherwise prohibit the Offer, the acquisition of Company Shares by Parent or Acquisition Sub or the Merger (as defined below) within the United States, (iv) the accuracy of the representations and warranties of the Company contained in the Merger Agreement, subject to customary exceptions, (v) the Company’s material compliance with its covenants contained in the Merger Agreement, (vi) there not having been a material adverse effect on the Company following the execution of the Merger Agreement that is continuing, and (vii) other customary conditions.

The Merger Agreement contains certain customary termination rights in favor of each of the Company and Parent, including under certain circumstances, the requirement for the Company to pay to Parent a termination fee of approximately $90 million, or approximately 2.57% of the aggregate transaction value. The Company has also agreed, in each case subject to the fulfillment of certain fiduciary obligations of the board of directors of the Company, (i) to cease any existing, and not to solicit or initiate any additional, discussions with third parties regarding other proposals to acquire the Company, (ii) not to recommend any other acquisition proposal, furnish non-public information to, participate or engage in discussions or negotiations or enter into a letter of intent with any third parties in connection with other proposals to acquire the Company, and (iii) to certain other restrictions on its ability to respond to such proposals. However, subject to the satisfaction of certain conditions, the Company and its board of directors, as applicable, are permitted to take certain actions which may, as more fully described in the Merger Agreement, include changing the board of directors’ recommendation following receipt of a superior proposal if the board of directors of the Company has concluded in good faith after consultation with its outside counsel that the failure to effect a change of recommendation would reasonably be expected to be inconsistent with the fiduciary duties owed by the board of directors to the stockholders of the Company under applicable law.

Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Acquisition Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, pursuant to the procedure provided for under Section 251(h) of the Delaware General Corporation Law without any stockholder approvals (the “Merger”). At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the holders of any Company Shares, each outstanding Company Share, other than any shares owned by Parent, Acquisition Sub, or the Company or any of their respective wholly-owned subsidiaries, or any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, subject to reduction for any applicable withholding taxes, without interest. In addition the Company will take such action as may be necessary so that, immediately prior to the Effective Time, (i) the vesting of each outstanding Company stock option will be accelerated in full and each such stock option will automatically be canceled and terminated as of the Effective Time and the holder thereof will be entitled to receive an amount in cash, if any, without interest and less the amount of any tax withholding, equal to the product of (A) the number of Company Shares that are issuable upon exercise of such stock option and (B) the Offer Price less the per share exercise price of such stock option and (ii) the vesting of each outstanding Company restricted stock unit award will be accelerated in full, and each such restricted stock unit award will be canceled and terminated and each holder of such award will be paid by the Company an amount in cash, if any, without interest and less the amount of any tax withholding, equal to the product of (A) the aggregate number of Company Shares that were issuable upon settlement of such Company restricted stock unit award and (B) the Offer Price.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating the Company to continue to conduct its business in the ordinary course and to cooperate in seeking regulatory approvals.

The board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement. The board of directors of Parent has also unanimously approved the Merger Agreement and the transactions contemplated thereby. The Company expects to complete the Merger in the first calendar quarter of 2015, subject to the satisfaction of the closing conditions.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this report as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement and the foregoing description of the Merger Agreement have been included to provide investors and stockholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”), and are also qualified in important part by a confidential disclosure letter delivered by the Company to Parent in connection with the Merger Agreement. Investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Indemnification Agreements

In August 2014, the compensation committee (the “Committee”) of the board of directors of the Company approved a form of indemnification agreement (the “Indemnification Agreement”) to be entered into between the Company and each of its directors and certain of its officers from time to time. Pursuant to the Committee authorization, the Company entered into Indemnification Agreements on December 1, 2014 with Mark Corrigan, Craig Wheeler, Dennis Podlesak, Corinne Nevinny, David Mazzo, Hans Bishop, Keith Katkin, Christine Ocampo, Elona Kogan, Greg Flesher, Joao Siffert and Rohan Palekar.

The Indemnification Agreement provides, among other things, that the Company will indemnify the director or officer (the “Indemnitee”) to the fullest extent permitted by law (subject to certain exceptions) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with proceedings in which the Indemnitee is involved by reason of the fact that Indemnitee is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, agent or trustee of any enterprise or by reason of any action taken by Indemnitee or of any action taken on Indemnitee’s part while acting as director or officer of the Company or while serving at the request of the Company as a director, officer, employee, agent or trustee of any enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under the Indemnification Agreement.

In addition, and subject to certain limitations, the Indemnification Agreement provides for the advancement of expenses incurred by Indemnitee in connection with any proceeding, and the reimbursement to the Company of the amounts advanced to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Company.

The Indemnification Agreement does not exclude any other rights to indemnification or advancement of expenses to which the Indemnitee may be entitled to pursuant to the Company’s Certificate of Incorporation or Bylaws.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended CEO Employment Agreement

On December 1, 2014, the Company entered into a new employment agreement with Keith Katkin (the “Amended CEO Employment Agreement”), the material terms of which are substantially as follows:

Under the Amended CEO Employment Agreement, Mr. Katkin will continue to serve as President and Chief Executive Officer of the Company with an annual base salary of $675,000, or such higher amount as the Committee may determine from time to time. Mr. Katkin will be eligible for an annual target bonus equal to sixty-five percent of his annual base salary, with Mr. Katkin’s actual bonus amount dependent on his satisfaction of performance criteria established by the Committee and the Company’s overall performance. Mr. Katkin is eligible to receive equity compensation on terms determined by the Committee, and he is also eligible for employee benefits relating to health insurance, life insurance, disability insurance, etc., provided to other members of the Company’s senior management.

Under the Amended CEO Employment Agreement, if the Company terminates Mr. Katkin’s employment without “cause” or Mr. Katkin terminates his employment for “good reason” other than under circumstances that would constitute a “change of control termination” (each, as defined in Mr. Katkin’s Amended Change of Control Agreement (as described below)), then subject to Mr. Katkin entering into the Company’s standard form of release of claims, Mr. Katkin will be entitled to:

•	a lump sum payment equal to (i) 24 months of Mr. Katkin’s then-current annual base salary plus (ii) an amount equal to two times the greater of (a) the aggregate annual cash bonus payment(s) received by Mr. Katkin in the Company’s preceding fiscal year, or (b) Mr. Katkin’s target annual cash bonus amount;

•	accelerated vesting of all of Mr. Katkin’s unvested equity-based compensation awards; and

•	Company-paid COBRA coverage for up to 24 months following Mr. Katkin’s termination.

Amended Change of Control Agreements

On December 1, 2014, the Company entered into amended and restated Change of Control Agreements (the “Amended Change of Control Agreements”) with certain executives of the Company, including each of the Company’s named executive officers: Keith Katkin, Rohan Palekar, Joao Siffert and Christine Ocampo (the “NEOs”). The Amended Change of Control Agreements supersede the NEOs’ previous Change of Control Agreements, which were entered into on December 13, 2011, with the exception of Mr. Palekar’s previous Change of Control Agreement, which was entered into on March 15, 2012 (the “Prior Change of Control Agreements”). Under the terms of the Amended Change of Control Agreements, if the NEO incurs a “change of control termination” (as defined in the Amended Change of Control Agreement), then the NEO will be entitled to the same payments and benefits as under his or her Prior Change of Control Agreement, except that:

•	Mr. Katkin would be entitled to two times (rather than one times) the greater of (a) the aggregate cash bonus payment(s) received by Mr. Katkin in the Company’s preceding fiscal year, or (b) Mr. Katkin’s target annual cash bonus amount.

•	Mr. Katkin would be entitled to Company-paid COBRA coverage for up to 24 months (rather than up to 12 months) following his termination.

•	Mr. Palekar, Dr. Siffert and Ms. Ocampo would be entitled to Company-paid COBRA coverage for up to 18 months (rather than up to 12 months) following their termination.

The other material terms of the Amended Change of Control Agreements remain substantially unchanged from the Prior Change of Control Agreements.

Amendment to Change of Control Agreements

On December 1, 2014, in connection with the signing of the Merger Agreement, the Committee approved a form of amendment to each NEO’s Amended Change of Control Agreements (the “Gross-Up Amendment”). Under the Gross-Up Amendments, if the Merger is consummated and an excise tax is imposed on the NEO as a result of any compensation or benefits provided to the NEO in connection with the Merger, the Company will pay or reimburse the NEO an amount equal to such excise tax, plus any taxes resulting from such payment or reimbursement.

Severance Letters

On December 1, 2014, the Company entered into letter agreements (the “Severance Letters”) with certain executives, including Rohan Palekar, Joao Siffert and Christine Ocampo (the “Executives”), providing for severance payments and benefits outside the change in control context.

Under the Severance Letters, in the event the Company terminates the Executive without “cause” or if the Executive resigns for “good reason” other than under circumstances that would constitute a “change of control” (each, as defined in the Executive’s Amended Change of Control Agreement), then subject to the Executive’s timely execution of the Company’s standard form of release of claims, the Executive would be entitled to:

•	a lump sum payment equal to (i) nine months of the Executive’s annual base salary plus (ii) a pro-rated annual target cash bonus amount based on the Executive’s service during the year of termination; and

•	Company-paid COBRA coverage for up to nine months following termination.

Good Reason Waivers

On December 1, 2014, in connection with the signing of the Merger Agreement, the Company entered into a letter agreement with each of the NEOs (the “Good Reason Waivers”) whereby each NEO agreed and acknowledged that the signing of the Merger Agreement, the consummation of the transactions provided for by the Merger Agreement, and/or any change in the NEO’s position, authority, duties, reporting relationship or responsibilities that is caused by such signing or consummation solely by reason of the Company no longer being a publicly traded company, will not constitute “good reason” for purposes of the NEO’s Amended Change of Control Agreement or Severance Letter (or, with respect to Mr. Katkin, his Amended CEO Employment Agreement).

Retention Bonus Awards

On December 1, 2014, in connection with the signing of the Merger Agreement, the Committee approved retention bonus awards for certain key employees of the Company, including the NEOs (the “Retention Bonus Awards”), in the following amounts:

Keith Katkin	65% of annual base salary
Rohan Palekar	45% of annual base salary

Joao Siffert	45% of annual base salary
Christine Ocampo	45% of annual base salary

The Retention Bonus Awards will be paid to the NEOs within 30 days following the six-month anniversary of the closing date of the Merger, subject to the NEO’s continued employment with the Company through such six-month anniversary, or, if earlier, upon a termination of the NEO’s employment due to death or disability. The Retention Bonus Awards will be calculated based on the NEO’s annual base salary in effect upon the closing date of the Merger.

Quarter 1 Fiscal Year 2015 Bonuses

On December 1, 2014, the Committee approved the payment to the Company’s executive team, including the NEOs, of the portion of the NEOs’ 2015 bonus corresponding to the first quarter of fiscal year 2015 (the “2015 Q1 Bonuses”). The 2015 Q1 Bonuses are set forth in the following table:

Keith Katkin	$109,687.50
Rohan Palekar	$45,503.76
Joao Siffert	$45,518.99
Christine Ocampo	$23,990.46

The 2015 Q1 Bonuses will be paid to the NEOs within 30 days following the end of the Company’s first quarter of its 2015 fiscal year (December 31, 2014).

Item 8.01. Other Events.

On December 2, 2014, the Company issued a press release relating to the Merger Agreement. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 1, 2014, by and among Otsuka Pharmaceutical Co., Ltd., Bigarade Corporation and Avanir Pharmaceuticals, Inc.

99.1	Press Release, issued by Avanir Pharmaceuticals, Inc., dated December 2, 2014.

Notice to Investors

The Offer described above has not yet commenced. This filing and the attached exhibits are not an offer to buy nor a solicitation of an offer to sell any securities of Avanir. The solicitation and the offer to buy shares of Avanir’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent and Acquisition Sub intend to file with the SEC. In addition, Avanir will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Avanir on Schedule 14D-9 and related materials with respect to the tender offer and the Merger free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Avanir under the “Investors” section of Avanir’s website at www.avanir.com. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION

STATEMENT OF AVANIR AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

Statements included in this report that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on Avanir’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the Offer and the Merger. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Avanir’s actual future results may differ materially from Avanir’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the Offer and the Merger; uncertainties as to the percentage of Avanir’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the business of Avanir, including the risks detailed under “Risk Factors” and elsewhere in Avanir’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Parent and Acquisition Sub and the Solicitation/Recommendation Statement to be filed by Avanir in connection with the Offer. All forward-looking statements are qualified in their entirety by this cautionary statement and Avanir undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANIR PHARMACEUTICALS, INC.

Date: December 2, 2014	By:	/s/ Christine G. Ocampo
Name: Christine G. Ocampo
Title: Vice President, Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 1, 2014, by and among Otsuka Pharmaceutical Co., Ltd., Bigarade Corporation and Avanir Pharmaceuticals, Inc.

99.1	Press Release, issued by Avanir Pharmaceuticals, Inc., dated December 2, 2014.